Exhibit 107.1

Form S-8

(Form Type)

HELMERICH & PAYNE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value per share, to be issued under the Helmerich & Payne, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”)	Rule 457(a)	250,000	$38.87	$9,717,500	$147.60 per $1,000,000	$1,434.30
Total Offering Amounts					$9,717,500		$1,434.30
Total Fee Offsets							$0.00
Net Fee Due							$1,434.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also includes additional shares of Common Stock, par value of $0.10 per share (“Common Stock”) of Helmerich & Payne, Inc. in respect of the securities identified in the above table that may become issuable through the 2024 Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The offering price and registration fee are based on a price of $38.87 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on February 21, 2024.